Exhibit 99.1

Allscripts Notified of Purported Class Action Lawsuit

Company Will Vigorously Defend Stock Drop Allegations

CHICAGO – August 7, 2009 – Allscripts (NASDAQ: MDRX) today announced that it has been notified that a purported class action complaint had been filed in the United States District Court for the Northern District of Illinois against the Company and certain of its executive officers. The complaint alleges that between May 8, 2007 and February 13, 2008 the Company failed to disclose certain facts about the Company’s business, and on that basis the complaint asserts violations of federal securities laws.

The Company stated that it believes the allegations made in the complaint are without merit and that it intends to vigorously defend against the complaint.

About Allscripts

Allscripts uses innovation technology to bring health to healthcare. More than 160,000 physicians, 800 hospitals and nearly 8,000 post-acute and homecare organizations utilize Allscripts to improve the health of their patients and their bottom line. The company’s award-winning solutions include electronic health records, electronic prescribing, revenue cycle management, practice management, document management, hospital care management, emergency department information systems and homecare automation. Allscripts is the brand name of Allscripts-Misys Healthcare Solutions, Inc. To learn more, visit www.allscripts.com.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; competitive pressures including product offerings, pricing and promotional activities; our ability to establish and maintain strategic relationships; undetected errors or similar problems in our software products; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; possible regulation of the Company’s software by the U.S. Food and Drug Administration; the possibility of product-related liabilities; our ability to attract and retain qualified personnel; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; the ability to recognize the benefits of the merger with Misys Healthcare Systems, LLC (“MHS”); the integration of MHS with the Company and the possible disruption of current plans and operations as a result thereof; maintaining our intellectual property rights and litigation involving intellectual property rights; risks related to third-party suppliers; our ability to obtain, use or successfully integrate third-party licensed technology; breach of our security by third parties; and the risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including our 2007 Annual Report on Form 10-K available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.